Exhibit 23.2

                      Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 250,000 shares of common stock of IPC Acquisition Corp. pertaining to the IPC Acquisition Corp. Amended and Restated 2002 Stock Option Plan of our report dated December 4, 2002, with respect to the consolidated financial statements and schedule of IPC Acquisition Corp. for the period from November 15, 2001 (date of initial capitalization) to September 30, 2002, included in its Annual Report (Form 10-K/A Amendment No. 2), filed with the Securities and Exchange Commission.


                                           /s/ Ernst & Young LLP

MetroPark, New Jersey
June 10, 2003